Exhibit 10.1

INTERIM CEO EMPLOYMENT AGREEMENT
This Interim CEO Employment Agreement (this “Agreement”) is entered into effective as of January 9, 2017 (the “Effective Date”), by and between Rent-A-Center, Inc., a Delaware corporation (the “Company”), and Mark E. Speese (the “Interim CEO”).
WHEREAS, the Company is in the process of hiring a new Chief Executive Officer;
WHEREAS, the Interim CEO formerly served as the Chief Executive Officer of the Company and currently serves as the Chairman of the Company’s Board of Directors (the “Board”);
WHEREAS, the Company desires to retain the services of the Interim CEO to act as its interim Chief Executive Officer and to facilitate the transition to a new Chief Executive Officer (the “Permanent CEO”);
WHEREAS, the Company desires to engage the Interim CEO and Interim CEO desires to render such services to the Company, in each case on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.Duties. The Interim CEO agrees to carry out such duties as shall be reasonably requested of him from time to time as Interim Chief Executive Officer by the Company’s Board. During the Term, the Interim CEO shall (a) devote such of his business time, attention and efforts to the business and affairs of the Company as is reasonably necessary to discharge the services contemplated hereby, and to advance the interests of the Company, (b) comply with all written policies of the Company applicable to the Interim CEO and (c) discharge the services contemplated hereby faithfully and to the best of his ability. The Interim CEO shall undertake no material business employment or consultancy with any other entity during the Term.
2.Compensation. In consideration of the services to be performed by the Interim CEO pursuant to the terms of this Agreement, the Company shall compensate the Interim CEO for his services as set forth below:
(a)Base Compensation. The Company shall pay to the Interim CEO, effective as of the Effective Date and continuing for the duration of the Term, a base salary at the annualized rate of Eight Hundred Thousand Dollars ($800,000.00), payable in regular periodic payments in accordance with the Company’s normal payroll practices.
(b)Business Expenses. The Company shall promptly pay directly or reimburse the Interim CEO for all reasonable out-of-pocket business expenses incurred by the Interim CEO in connection with his performance of services hereunder; provided that all such expenses are properly documented in accordance with policies adopted from time to time by the Company. Such expenses include, without limitation, all travel on the Company’s corporate aircraft and other expenses incurred by the Interim CEO in connection with and commuting to and working out of the Company’s headquarters in Plano, Texas, or other travel conducted by the Interim CEO for the purpose of facilitating the performance of his duties hereunder.

(c)Cash Incentive Compensation. The Company will pay cash incentive compensation to the Interim CEO upon the achievement of certain performance targets to be established by the Compensation Committee of the Company’s Board (the “Compensation Committee”), in consultation with the Interim CEO.
(d)Equity Compensation. The Company will grant the Interim CEO an option to purchase one hundred thousand (100,000) shares of the Company’s common stock on or before February 1, 2017 at an exercise price per share equal to the closing price of the Company’s common stock on the last market trading day prior to the date of grant. Such grant date will be determined by the Compensation Committee in its discretion. Such option shall be granted pursuant to a Stock Option Agreement, substantially in the form attached hereto as Exhibit A, in accordance with the Company’s 2016 Long-Term Incentive Plan.
(e)Termination of Compensation. Upon termination of the Term, from and thereafter the Interim CEO shall not be entitled to any compensation hereunder other than (i) any earned but unpaid base salary, (ii) unreimbursed business expenses and (iii) any unpaid cash incentive compensation earned pursuant to Section 2(c) above as of the termination date.
(f)Participation in Company Benefit Plans. The Interim CEO may participate in (i) the Company’s group health insurance, life insurance and disability plans, (ii) the Company’s 401(k) defined contribution plan or (iii) any other plans made available by the Company to its employees other than the Company’s bonus or equity plans (except as provided in Sections 2(c) or 2(d) above), subject in each instance to the Interim CEO meeting all eligibility and qualification requirements of such plans. The Company shall not, by reason of this Section 2(f), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees.
3.Term. The term of this Agreement and the Interim CEO’s engagement as Interim CEO (the “Term”) shall commence as of the Effective Date and continue until the earliest to occur of:
(a)The mutual agreement of the parties;
(b)The breach by either party hereto of any of the terms or conditions set forth herein;
(c)The effective start date of employment of the Permanent CEO; or
(d)Termination of the Interim CEO’s employment hereunder by either party upon notice to the other in accordance herewith.
4.Indemnification; D&O Coverage. The Company will fully indemnify and hold harmless the Interim CEO from any liability arising out of or related to his engagement as Interim CEO to the same extent as an employee serving in the capacity of the Company’s Chief Executive Officer as set forth in the Company’s Certificate of Incorporation and Amended and Restated Bylaws.
5.Continued Board Membership. During the Term, the Interim CEO shall continue to serve as a member of the Board subject to any required Board nomination and stockholder approval process; provided (a) the Interim CEO’s retainer for service on the Board for fiscal 2017 will be paid, and his equity grant for such service during such period will be awarded, on a prorated basis by multiplying such retainer by a fraction, the numerator of which is the number of days in fiscal 2017 on which he serves as a director and is not employed under this Agreement and the denominator of which is 365, and (b) the Interim CEO shall not be entitled to receive fees for attending any Board or Committee meetings during his period of employment under this Agreement.
6.Representations and Warranties of the Interim CEO. The Interim CEO represents and warrants that that he is not under any contractual or other restriction which would prevent or restrict the execution of this Agreement, the performance by the Interim CEO of his duties or responsibilities under this Agreement or the rights of the Company hereunder. The Interim CEO further represents that upon the execution and delivery of this Agreement by the Company and the Interim CEO, this Agreement will be a valid and binding obligation of the Interim CEO, enforceable against the Interim CEO in accordance with its terms.
7.Additional Agreements. Upon conclusion of the Term of this Agreement by reason of Section 3(c) hereof, if deemed advisable in the judgment of the Permanent CEO and the Board, each acting in his, her or its sole discretion, as applicable, the parties will reasonably negotiate in good faith regarding the terms of an additional consulting agreement whereby the Interim CEO will provide integration and transition assistance to the Permanent CEO.
8.Miscellaneous
(a)Entire Agreement. This Agreement is intended by the parties to constitute the entire agreement between the parties in respect of the subject matter contained herein. This Agreement supersedes any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral, with respect to the subject matter hereof.
(b)Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, by email or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:
To the Company:
Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Attn: Christopher A. Korst
Executive Vice President - Chief Administrative Officer & General Counsel
Email: chris.korst@rentacenter.com

To the Interim CEO:
Mark E. Speese
5600 Champions Drive
Plano, Texas 75093
Email: speesemark@gmail.com
(c)Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of non-assigning party.
(d)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Signatures by facsimile or other similar electronic transmission shall have the same force and effect as the original.
(e)Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and deductions.
(f)Section 409A.
1.Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.
2.To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by the Interim CEO, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
3.Notwithstanding any provision in this Agreement to the contrary, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Interim CEO on account of non-compliance with Section 409A.
(g)Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(h)Governing Law; Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
(i)Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified.
(j)Third Party Beneficiaries. Other than as provided in Section 7 hereof, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.
(k)Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.
(l)Survival. Sections 4 and 6 of this Agreement shall survive indefinitely.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the Interim CEO has hereunder set his hand, all as of the Effective Date set forth above.

THE COMPANY:

Rent-A-Center, Inc.

By:	/s/ Christopher A. Korst
	Name:	Christopher A. Korst
	Title:	Executive Vice President - Chief Administrative Officer & General Counsel

THE INTERIM CEO:

By:	/s/ Mark E. Speese
Mark E. Speese

[Signature Page to the Interim CEO Agreement]

Exhibit A
NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE
RENT−A−CENTER, INC. 2016 LONG−TERM INCENTIVE PLAN
THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of the ______ day of ___________, 2017 (the “Grant Date”), by and between RENT−A−CENTER, INC., a Delaware corporation (the “Company”), and Mark E. Speese (the “Optionee”).
W I T N E S S E T H:
WHEREAS, the Company and the Optionee are parties to that certain Interim CEO Agreement (the “Employment Agreement”) entered into effective as of January 9, 2017 (the “Employment Commencement Date”), pursuant to which the Optionee has agreed to act as the Company’s interim Chief Executive Officer (“Interim CEO”) and facilitate the Company’s transition to a new Chief Executive Officer (the “Permanent CEO”); and
WHEREAS, in accordance with Section 2(d) of the Employment Agreement, the Company has agreed to grant the Optionee on option to purchase one hundred thousand (100,000) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), upon the terms and conditions set forth in this Agreement and the Rent-A-Center, Inc. 2016 Long-Term Incentive Plan (the “Plan”).
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
1.Grant & Tax Status. The Company hereby grants to the Optionee, pursuant to the Plan, an option to purchase up to one hundred thousand (100,000) shares of Common Stock, at a purchase price equal to the closing sales price (or the closing bid, if no sales were reported) of the Common Stock on the last market trading day prior to the date hereof, as quoted on the Nasdaq Stock Market. This option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
2.Term. Unless sooner terminated in accordance herewith or the Plan, this option will automatically expire on the earlier of (a) the tenth anniversary of the date hereof or (b) the date that is two (2) years following the date on which the optionee ceases to be employed as the Company’s Interim CEO or serve as a member of the Company’s board of directors.
3.Vesting and Exercisability. This option shall be vested on the date hereof but shall become exercisable only upon the first to occur of (a) the six (6) month anniversary of the Employment Commencement Date or (b) the effective start date of employment of the Permanent CEO; provided that the Optionee does not voluntarily resign his employment as the Company’s Interim CEO prior to such date. If the Optionee voluntarily resigns his employment as the Company’s Interim CEO prior to this option becoming exercisable, then this option shall immediately terminate and be cancelled without consideration. In no event may this option be exercised for a fraction of a share.
4.Non-Transferability. This option may not be assigned or transferred except upon the Optionee’s death to a beneficiary designated by the Optionee in a manner prescribed or approved for this purpose by the compensation committee of the Company’s board of directors (the “Committee”) or, if no designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will or by the laws of descent and distribution. During the Optionee’s lifetime, this option may be exercised only by the Optionee or the

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Optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit the inter vivos transfer of this option by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.
5.Method of Exercise. This option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise price and/or the satisfaction of such withholding obligations). The exercise price and withholding obligation may be paid in whole or in part (a) in cash or by check, (b) by means of a cashless exercise procedure to the extent permitted by law, (c) if permitted by the Committee, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof), and/ or (d) subject to applicable law, by any other form of consideration deemed appropriate by the Committee.
6.Stockholder Rights. No shares of Common Stock will be issued in respect of the exercise of this option until payment of the exercise price and the applicable tax withholding obligations have been made or arranged to the satisfaction of the Company. The holder of this option shall have no rights as a stockholder with respect to any shares of Common Stock covered by this option until the shares of Common Stock are issued pursuant to the exercise of this option.
7.Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to this option unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed. The Company may prevent or delay the exercise of this option if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable law or its own policies regarding the purchase and sale of Common Stock. If, during the period of any such ban or delay, the term of this option would expire, then the term of this option will be extended for thirty (30) days after the Company removes the restriction against exercise.
8.Transfer Orders; Legends. All certificates for shares of Common Stock delivered under this option shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
9.No Rights Conferred. Nothing contained in the Plan or this Agreement shall confer upon the Optionee any right with respect to the continuation of his or her employment or other service with the Company or its subsidiaries or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the Optionee’s employment or other service.
10.Obligation to Execute and Return Agreement. This Agreement shall be null and void and no option shall be granted hereby in the event the Optionee shall fail to execute and return a counterpart hereof to the Company, at the address set forth in Section 12 hereof, within sixty (60) days from the Grant Date.
11.Full Satisfaction/Release of Rights. Any payment or issuance or transfer of shares of Common Stock to the Optionee or his legal representative, heir, legatee or distributee, in accordance with the provisions

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hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require the Optionee, legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance or transfer, to execute a release and receipt therefor in such form as it shall determine.
12.Notices. Any notice to the Company relating to this Agreement shall be in writing and delivered in person or by registered mail to the Company at the Company’s main office, 5700 Tennyson Parkway, Suite 100, Plano, TX 75024, or to such other address as may be hereafter specified by the Company, to the attention of its Secretary. All notices to the Optionee or other person or persons then entitled to exercise this option shall be delivered to the Optionee or such other person or persons at the Optionee’s store location (if employed by the Company or any of its subsidiaries) or the Optionee’s address set forth in the records of the Company.
13.Provisions of the Plan. The provisions of the Plan, the terms of which are hereby incorporated by reference, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. The Optionee acknowledges receipt of a copy of the Plan prior to the execution of this Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.
14.Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

RENT-A-CENTER, INC.

By:	Christopher A. Korst
Title:	Executive Vice President - Chief Administrative Officer & General Counsel

OPTIONEE:

Mark E. Speese
5600 Champions Drive
Plano, Texas 75093
Email:	speesemark@gmail.com